PRESS RELEASE

For Further Information:

KRATON Polymers LLC

Analyst and Media: Shari Mattern 281-504-4780

KRATON POLYMERS LLC AND POLYMER HOLDINGS LLC ANNOUNCE AMENDMENT OF KRATON’S SENIOR SECURED
CREDIT FACILITIES

HOUSTON, TX. – May 12, 2006 – Polymer Holdings LLC (“Holdings”) and its wholly-owned subsidiary, Kraton Polymers LLC (“Kraton”) announce the amendment (the “Amendment”) of the senior secured credit facilities among Kraton, as borrower, Holdings and certain of its other U.S. subsidiaries as guarantors, Goldman Sachs Credit Partners L.P. as lead arranger and syndication agent, UBS AG, Stamford Branch as administrative agent for the various lenders and as collateral agent and Morgan Stanley Senior Funding Inc., Credit Suisse, Cayman Islands Branch and General Electric Capital Corporation, as documentation agents (as amended, the “Amended Credit Facilities”). The Amendment, which takes effect as of the date of this announcement, provides for a new term loan facility of $385 million that has lower interest rates than the existing $360 million term loan and matures in 2013. The Amendment also extends the maturity of the existing revolving loan facility to May 12, 2011 and provides for the possibility of increasing the existing revolving loan facility commitments from $60 million to $80 million, subject to the addition of new revolving lenders. In addition, the Amendment modifies certain covenants to make them less restrictive on Kraton and the guarantors. KRATON used a portion of the proceeds from the Amended Credit Facilities to refinance the existing term loan facility and distributed the remaining proceeds of approximately $118 million to Holdings. Holdings intends to use the proceeds of that distribution, together with other funds distributed to it by Kraton, to fund Holdings’ cash tender offer for, and consent solicitation with respect to, any and all of the outstanding $150,000,000 aggregate principal amount at maturity of the 12.000% Senior Discount Notes previously issued by Holdings and its wholly owned subsidiary, Polymer Holdings Capital Corporation (the “Tender Offer”). Holdings and Kraton publicly announced and launched the Tender Offer on April 24, 2006.

Holdings and Kraton maintain ordinary banking and investment banking relationships with the lenders under the senior secured credit facilities. In addition, Holdings retained Goldman, Sachs & Co. as the dealer manager for the Tender Offer.

About Kraton and Holdings

Kraton Polymers LLC is a premier, global specialty chemicals company and is the world’s largest producer of styrenic block copolymers (“SBCs”), a family of products whose chemistry was pioneered by Kraton over forty years ago. SBCs are highly engineered synthetic elastomers, which enhance the performance of products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including road and roofing materials, numerous consumer products (diapers, tool handles, toothbrushes), tapes, labels, medical applications, packaging, automotive and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil, and Japan.

Holdings is the parent company of Kraton and has no material assets other than its investment in Kraton.

Forward Looking Statements

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to bookings trends, backlog levels, estimated turns levels, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2005 under the caption “Factors Affecting Our Results of Operations” in the MD&A section, and other factors are described from time to time in our subsequent filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.